Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Global Indemnity plc of our reports dated March 16, 2015 and July 2, 2015, relating to the financial statements of American Reliable Insurance Company as of and for the years ended December 31, 2013 and 2014, respectively, which appear in Global Indemnity plc’s Current Reports on Form 8-K dated January 1, 2015 (and as amended March 16, 2015 and July 2, 2015). We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

July 2, 2015